Exhibit 99.1

Media contact	Investor contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com
www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE
CME Group Inc. Reports Strong Fourth-Quarter and Full-Year 2016 Financial Results

•	Annual average daily volume reached a record 15.6 million contracts in 2016, including records in interest rates, energy, agricultural commodities, metals, total options and electronic options

•	Fourth-quarter 2016 volume averaged 16.3 million contracts per day, up 24 percent versus fourth-quarter 2015, with quarterly average daily volume records in interest rates, energy and metals

•	Annual revenue increased 8 percent compared with 2015 and fourth-quarter revenue 2016 grew 12 percent

CHICAGO, February 2, 2017 - CME Group Inc. (NASDAQ: CME) today reported revenue of $913 million and operating income of $540 million for the fourth quarter of 2016. Net income was $373 million and diluted earnings per share were $1.10. On an adjusted basis, net income was $387 million and diluted earnings per share were $1.14. Financial results presented on an adjusted basis for the fourth quarters of 2016 and 2015 exclude certain items, which are detailed in the reconciliation of non-GAAP results.1
Total revenue for full-year 2016 was $3.6 billion and operating income was $2.2 billion. Net Income was $1.53 billion and diluted earnings per share were $4.53. Adjusted for non-recurring items, 8 percent year-over-year growth in revenue, coupled with operating expenses up only 1 percent, drove net income of $1.5 billion, up 12 percent compared with 2015, and diluted earnings per share of $4.53, up 12 percent.
“Our diverse risk management products and services continue to increase in demand, especially given the unpredictable nature of ongoing geopolitical changes, and our trading
1. A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to non-GAAP Measures chart at the end of the financial statements and earnings presentation materials.

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volume for the fourth quarter and full-year 2016 increased more than 12 percent, driving double-digit earnings growth over both periods,” said CME Group Chairman and Chief Executive Officer Terry Duffy. “Looking ahead, the opportunity to provide solutions to our global clients has never been greater, and the fact our open interest exceeded 120 million contracts for the first time ever during the fourth quarter shows how engaged they are in our markets. Further, by driving volume growth and remaining very focused on expense discipline, we were able to declare $1.9 billion of dividends for our shareholders during 2016."
Fourth-quarter 2016 average daily volume was 16.3 million contracts, up 24 percent from fourth-quarter 2015. Clearing and transaction fee revenue was $769 million, up 13 percent compared with fourth-quarter 2015. Fourth-quarter 2016 total average rate per contract was $0.731 cents, down from $0.750 in third-quarter 2016, driven by larger proportion of interest rate volume as well as higher member trading. Market data revenue was $100 million, up 1 percent compared with the fourth quarter last year.

Full-year 2016 record average daily volume was 15.6 million contracts, up 12 percent from 2015, and included annual records for interest rates, energy, agricultural commodities, metals, total options and electronic options. Clearing and transaction fee revenue was $3 billion up 9 percent compared to 2015. The average rate per contract in 2016 was $0.754, down 2 percent from $0.769 in 2015. Market data revenue was $407 million, up 2 percent compared with the prior year.

As of December 31, 2016, the company had $2.0 billion of cash and marketable securities and $2.2 billion of long-term debt. The company declared dividends during 2016 of $1.9 billion, including the annual variable dividend for 2016 of $1.1 billion, which was paid in January 2017. The company has returned more than $7.5 billion to shareholders in the form of dividends since the implementation of the variable dividend policy in early 2012.
CME Group will hold a conference call to discuss fourth-quarter 2016 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk.  Through its exchanges, CME Group offers the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals.  CME Group provides electronic trading globally on its CME Globex platform.  The company also offers clearing and settlement services across asset classes for exchange-traded and over-the-counter derivatives through its clearinghouses CME Clearing and CME Clearing Europe.  CME Group’s products and services ensure that businesses around the world can effectively manage risk and achieve growth.

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CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex and E-mini are trademarks of Chicago Mercantile Exchange Inc.  CBOT, Chicago Board of Trade, KCBT and Kansas City Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc.  NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc.  COMEX is a trademark of Commodity Exchange, Inc.  Dow Jones, Dow Jones Industrial Average, S&P 500 and S&P are service and/or trademarks of Dow Jones Trademark Holdings LLC, Standard & Poor's Financial Services LLC and S&P/Dow Jones Indices LLC, as the case may be, and have been licensed for use by Chicago Mercantile Exchange Inc.  All other trademarks are the property of their respective owners.

Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in domestic and non-U.S. regulations, including the impact of any changes in domestic and foreign laws or government policy with respect to our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights and our ability to operate our business without violating the intellectual property rights of others; decreases in revenue from our market data as a result of decreased demand; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers; our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our strategy for acquisitions, investments and alliances; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions; and the unfavorable resolution of material legal proceedings. For a detailed discussion of these and other factors that might affect our performance, see our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q.

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CME Group Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)

	December 31, 2016	December 31, 2015
ASSETS
Current Assets:
Cash and cash equivalents	$1,868.6	$1,692.6
Marketable securities	83.3	72.5
Accounts receivable, net of allowance	364.4	357.8
Other current assets (includes $30.0 and $32.0 in restricted cash)	171.7	228.6
Performance bonds and guaranty fund contributions	37,543.5	35,553.0
Total current assets	40,031.5	37,904.5
Property, net of accumulated depreciation and amortization	425.2	491.7
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	2,441.8	2,537.9
Goodwill	7,569.0	7,569.0
Other assets (includes $61.7 and $70.5 in restricted cash)	1,726.6	1,681.0
Total Assets	$69,369.4	$67,359.4
LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$26.2	$28.7
Other current liabilities	1,376.7	1,242.8
Performance bonds and guaranty fund contributions	37,542.7	35,553.0
Total current liabilities	38,945.6	36,824.5
Long-term debt	2,231.2	2,229.3
Deferred income tax liabilities, net	7,291.0	7,358.3
Other liabilities	560.9	395.5
Total Liabilities	49,028.7	46,807.6
Shareholders’ equity	20,340.7	20,551.8
Total Liabilities and Equity	$69,369.4	$67,359.4

CME Group Inc. and Subsidiaries
Consolidated Statements of Income
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenues
Clearing and transaction fees	$768.5	$678.9	$3,036.4	$2,783.9
Market data and information services	100.1	99.1	406.5	399.4
Access and communication fees	23.7	21.7	91.4	86.1
Other	20.6	14.1	60.9	57.4
Total Revenues	912.9	813.8	3,595.2	3,326.8
Expenses
Compensation and benefits	146.8	134.5	541.0	553.7
Communications	6.9	6.5	26.8	27.8
Technology support services	18.4	17.4	70.8	64.5
Professional fees and outside services	40.2	32.2	144.4	122.8
Amortization of purchased intangibles	24.1	24.6	96.1	99.4
Depreciation and amortization	33.7	31.7	129.2	129.2
Occupancy and building operations	21.4	23.1	86.7	92.5
Licensing and other fee agreements	32.5	31.3	135.8	123.8
Other	48.7	42.6	161.7	124.4
Total Expenses	372.7	343.9	1,392.5	1,338.1
Operating Income	540.2	469.9	2,202.7	1,988.7
Non-Operating Income (Expense)
Investment income	70.5	3.4	141.8	30.1
Gains (losses) on derivative investments	—	—	—	(1.8)
Interest and other borrowing costs	(31.6)	(28.9)	(123.5)	(117.4)
Equity in net earnings (losses) of unconsolidated subsidiaries	27.8	24.9	110.2	100.0
Other non-operating income (expense)	(12.7)	(0.8)	(43.6)	(42.8)
Total Non-Operating	54.0	(1.4)	84.9	(31.9)
Income before Income Taxes	594.2	468.5	2,287.6	1,956.8
Income tax provision	220.8	176.8	753.5	709.8
Net Income	$373.4	$291.7	$1,534.1	$1,247.0
Earnings per Common Share:
Basic	$1.10	$0.87	$4.55	$3.71
Diluted	1.10	0.86	4.53	3.69
Weighted Average Number of Common Shares:
Basic	338,083	336,844	337,496	336,224
Diluted	339,338	338,253	338,966	337,894

CME Group Inc. and Subsidiaries
Quarterly Operating Statistics

	4Q 2015	1Q 2016	2Q 2016	3Q 2016	4Q 2016
Trading Days	64	61	64	64	63
Quarterly Average Daily Volume (ADV)
CME Group ADV (in thousands)

Product Line	4Q 2015	1Q 2016	2Q 2016	3Q 2016	4Q 2016
Interest rate	6,097	8,246	6,776	6,791	8,300
Equity	2,743	3,557	2,957	2,876	2,875
Foreign exchange	779	944	838	772	883
Energy	2,032	2,536	2,322	2,294	2,586
Agricultural commodity	1,200	1,206	1,722	1,156	1,193
Metal	326	454	468	431	488
Total	13,178	16,944	15,082	14,319	16,325
Venue
Electronic	11,420	14,713	13,355	12,672	14,375
Open outcry	1,055	1,423	1,075	982	1,130
Privately negotiated	704	807	651	665	820
Total	13,178	16,944	15,082	14,319	16,325
Average Rate Per Contract (RPC)
CME Group RPC

Product Line	4Q 2015	1Q 2016	2Q 2016	3Q 2016	4Q 2016
Interest rate	$0.517	$0.501	$0.496	$0.508	$0.491
Equity	0.718	0.726	0.709	0.676	0.691
Foreign exchange	0.813	0.767	0.798	0.806	0.804
Energy	1.232	1.203	1.168	1.097	1.099
Agricultural commodity	1.339	1.321	1.291	1.335	1.336
Metal	1.644	1.597	1.562	1.542	1.486
Average RPC	$0.789	$0.756	$0.782	$0.750	$0.731

CME Group Inc. and Subsidiaries
Reconciliation of GAAP to non-GAAP Measures
(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net Income	$373.4	$291.7	$1,534.1	$1,247.0

Restructuring, severance and retirement	12.9	—	12.9	21.0

Acquisition-related costs	—	—	—	0.9

Amortization of purchased intangibles	24.1	24.6	96.1	99.4

Loss on disposal of building assets	4.0	—	9.3	—

Loss and expenses related to sale-leaseback of data center	—	—	28.6	—

Real estate taxes and fees	—	—	—	10.0

Foreign exchange transaction losses (gains)[1]	8.0	5.2	24.5	11.3

Net (gains) losses on CME Venture investments	—	—	(1.4)	—

(Gains) losses on sale of BM&FBOVESPA shares	(42.0)	11.9	(48.4)	8.5

Debt prepayment costs	—	—	—	64.1

GFI termination fee - net of the portion paid to outside advisers	—	—	—	(22.5)

Income tax effect related to above	7.2	(12.0)	(30.1)	(63.4)

Other income tax items[2]	(0.3)	5.6	(89.3)	(8.4)

Adjusted Net Income	$387.3	$327.0	$1,536.3	$1,367.9

GAAP Earnings per Common Share:
Basic	$1.10	$0.87	$4.55	$3.71
Diluted	1.10	0.86	4.53	3.69

Adjusted Earnings per Common Share:
Basic	$1.15	$0.97	$4.55	$4.07
Diluted	1.14	0.97	4.53	4.05

Weighted Average Number of Common Shares:
Basic	338,083	336,844	337,496	336,224
Diluted	339,338	338,253	338,966	337,894

1. Results include foreign exchange transaction net losses principally related to cash held in British pounds within foreign entities whose functional currency is the U.S. dollar.
2. Income tax benefit recognized from historical losses in our investment in BM&FBOVESPA in the third quarter of 2016 and income tax impacts related to the remeasurement of tax positions resulting from state and local income tax changes.